Exhibit 10.2
FORM OF TRANSITION SERVICES AGREEMENT
by and between
ENTERGY CORPORATION
and
ENEXUS ENERGY CORPORATION
Dated as of                     , 2008

i

ii

TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of                     , 2008, by and between Entergy Corporation, a Delaware corporation (“Entergy”), and Enexus Energy Corporation, a Delaware corporation (“Enexus”), each a “Party” and together, the “Parties”.
R E C I T A L S:
     WHEREAS, Entergy, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Non-Utility Nuclear Business, and (ii) the Retained Business;
     WHEREAS, the Board of Directors of Entergy has determined that it is appropriate, desirable and in the best interests of Entergy and its stockholders to separate Entergy into two separate, independent and publicly traded companies: (i) one comprising the Non-Utility Nuclear Business, which shall be owned and conducted, directly or indirectly, by Enexus, and (ii) one comprising the Retained Business which shall continue to be owned and conducted, directly or indirectly, by Entergy;
     WHEREAS, to effect this separation the Parties entered into that certain Separation and Distribution Agreement dated as of even date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”);
     WHEREAS, Entergy and Enexus desire that if (but only if) the Distribution occurs, Entergy will provide to Enexus and its Subsidiaries during the relevant Services Term, directly or through Entergy’s Affiliates or subcontractors, the Entergy Services, all in accordance with the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, Entergy and Enexus desire that if (but only if) the Distribution occurs, Enexus will provide to Entergy and its Subsidiaries during the relevant Services Term, directly or through Enexus’s Affiliates or subcontractors, the Enexus Services, all in accordance with the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Definitions
     As used in this Agreement, the following capitalized terms shall have the following meanings:
     (1) “Action” shall have the meaning given to it in the Separation Agreement.
     (2) “Additional Service” shall have the meaning set forth in Section 2.8(b).

     (3) “Affiliate” shall mean when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, provided that no member of the Joint Venture Group shall constitute an Affiliate of either of the Parties for purposes of this Agreement. For the purposes of this definition “control,” when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.
     (4) “Agreement” shall have the meaning set forth in the recitals hereof.
     (5) “Agreement Dispute” shall have the meaning set forth in Section 12.
     (6) “Ancillary Agreement” shall have the meaning given to it in the Separation Agreement.
     (7) “Asset” shall have the meaning given to it in the Separation Agreement.
     (8) “Audited Party” shall have the meaning set forth in Section 9.3.
     (9) “Auditing Entity” shall have the meaning set forth in Section 9.3.
     (10) “Business” shall mean the Retained Business or the Non-Utility Nuclear Business, as applicable.
     (11) “Business Day” shall have the meaning given to it in the Separation Agreement.
     (12) “Contract” shall have the meaning given to it in the Separation Agreement.
     (13) “Delaware Courts” shall have the meaning set forth in Section 15.16.
     (14) “Demobilization Costs” shall have the meaning set forth in Section 4.4.
     (15) “Disclosing Party” shall have the meaning set forth in Section 14.1.
     (16) “Distribution” shall have the meaning given to it in the Separation Agreement.
     (17) “Distribution Date” shall have the meaning given to it in the Separation Agreement.
     (18) “Due Date” shall have the meaning set forth in Section 3.3.
     (19) “Effective Time” shall have the meaning given to it in the Separation Agreement.
     (20) “Enexus” shall have the meaning set forth in the recitals hereof.
     (21) “Enexus Group” shall have the meaning given to it in the Separation Agreement.

     (22) “Enexus Services” shall mean the limited enumerated services described on Schedule B attached hereto.
     (23) “Entergy” shall have the meaning set forth in the recitals hereof.
     (24) “Entergy Group” shall have the meaning given to it in the Separation Agreement.
     (25) “Entergy Services” shall mean the limited enumerated services described on Schedule A attached hereto.
     (26) “Facility” shall mean any nuclear generating facility owned or managed by a Party.
     (27) “FICA” means Federal Insurance Contribution Act.
     (28) “Force Majeure” shall have the meaning given to it in the Separation Agreement.
     (29) “Governmental Entity” shall have the meaning given to it in the Separation Agreement.
     (30) “Group” shall mean either the Entergy Group or the Enexus Group, as applicable.
     (31) “Indemnified Party” shall have the meaning set forth in Section 11.1.
     (32) “Indemnitee” shall have the meaning set forth in Section 11.2.
     (33) “Indemnitor” shall have the meaning set forth in Section 11.2.
     (34) “Joint Venture Group” shall have the meaning given to it in the Separation Agreement.
     (35) “Law” shall have the meaning given to it in the Separation Agreement.
     (36) “Liability” shall have the meaning given to it in the Separation Agreement.
     (37) “Non-Utility Nuclear Business” shall have the meaning given to it in the Separation Agreement.
     (38) “NRC” shall mean the United States Nuclear Regulatory Commission or its successor having responsibility for administration of the licensing and regulation of the operation of nuclear utilization facilities under the Atomic Energy Act of 1954 and any amendments thereto.
     (39) “Omitted Service” shall have the meaning set forth in Section 2.8(a).
     (40) “Party” shall have the meaning set forth in the recitals hereof.
     (41) “Person” shall have the meaning given to it in the Separation Agreement.

     (42) “Prime Rate” shall have the meaning given to it in the Separation Agreement.
     (43) “Receiving Party” shall have the meaning given to it in Section 14.1.
     (44) “Retained Business” shall have the meaning given to it in the Separation Agreement.
     (45) “Separation Agreement” shall have the meaning set forth in the recitals hereof.
     (46) “Service” shall mean any of the Enexus Services and the Entergy Services, as applicable.
     (47) “Service Provider” shall mean Entergy with respect to the Entergy Services, and Enexus with respect to the Enexus Services.
     (48) “Service Recipient” shall mean Enexus with respect to the Entergy Services, and Entergy with respect to the Enexus Services.
     (49) “Services Term” shall have the meaning set forth in Section 4.1.
     (50) “Subsidiary” means a wholly-owned subsidiary of a Party.
     (51) “Willful Misconduct or Gross Negligence” shall mean any act or omission that is, authorized, undertaken or omitted with an intention that such act or omission will result in, or that is authorized, undertaken or omitted consciously with prior actual knowledge that such act or omission is likely to result in, or that is authorized, undertaken or omitted with reckless disregard of facts or law indicating that such act or omission is likely to result in, actionable damages, or other actionable equitable or legal remedies, or injury to any person or property, or material violation or material failure to fulfill the requirements of any applicable Law, internal policy of the Service Recipient reasonably adopted in order to comply with any applicable Law, or this Agreement.
2. Services.
     2.1 Scope of Services.
     (a) Enexus hereby retains Entergy to provide, and Entergy hereby agrees to provide, the Entergy Services to Enexus or any of its Subsidiaries, as designated by Enexus, during the relevant Services Term.
     (b) Entergy hereby retains Enexus to provide, and Enexus hereby agrees to provide, the Enexus Services to Entergy or any of its Subsidiaries, as designated by Entergy, during the relevant Services Term.
     (c) Notwithstanding anything to the contrary in this Agreement, (i) the Entergy Services shall be available to Enexus or any of its Subsidiaries only for the purposes of conducting the Non-Utility Nuclear Business substantially in the same manner and places as it was conducted immediately prior to the Effective Time; and (ii) the Enexus Services shall be available to Entergy or any of its Subsidiaries only for the purposes of conducting the Retained Business substantially in the same manner and places as it was conducted immediately prior to the Effective Time.
     (d) To avoid doubt, no services shall be provided by either Enexus or Entergy or their respective Affiliates to any member of the Joint Venture Group pursuant to this Agreement.
     2.2 Provision of Services.
     (a) The Entergy Services may be directly provided by Entergy or may be provided through any of its Affiliates or subcontractors, and the Enexus Services may be directly provided by Enexus or may be provided through any of its Affiliates or subcontractors, provided that neither the Entergy Services nor the Enexus Services may be provided through any member of the Joint Venture Group.
     (b) Each Service Provider, and not the Service Recipient, shall be solely responsible and liable for: (i) payment of wages or salary or other compensation for the personnel providing services to the Service Recipient through this Agreement, (ii) as applicable, withholding and payment of federal, state and local individual income taxes, FICA, and other taxes and applicable amounts with respect to any payment made to such personnel; (iii) providing to such personnel, as applicable, all pension, welfare and other employment-related benefits; and (iv) directing and controlling such personnel and making all employment-related decisions relating to such personnel. At no time during the performance of this Agreement shall any of the Service Provider’s personnel be an employee of the Service Recipient; nor shall any such personnel be eligible to receive any employee compensation or employment-related benefits that the Service Recipient may offer or sponsor. Notwithstanding other provisions of this Agreement, and solely for purposes of providing statutory immunity from tort suit under La. R.S. 23:1061, it is the Parties’ intention that the Service Provider’s personnel providing services under this Agreement shall have status as statutory employees of the Service Recipient or similar designation under applicable state law as necessary to reduce exposure of the Service Recipient to general tort and other liability, while such personnel are working at, or performing work in support of, the Service Recipient. For all other purposes, the parties intend that the Service Provider shall be the sole employer all personnel supplying services under this Agreement while working at, or in support of, the Service Recipient.
     2.3 No Financing to Services Recipient. In no event shall a Service Provider or its Affiliates be required to (i) lend any funds to a Service Recipient or its Affiliates, (ii) expend funds for any additional equipment or material or property (real or personal) on behalf of Service Recipient, or (iii) make any payments or disbursements on behalf of Service Recipient, except to the extent Service Recipient has previously delivered to Service Provider sufficient funds to make any such expenditures, payment or disbursement.
     2.4 No Assumption or Modification of Obligations. Except to the extent necessary in the provision of the Services, nothing herein shall be deemed to (i) constitute the assumption by Service Provider or any of its Affiliates, or the agreement to assume, any duties, obligations or liabilities of Service Recipient or its Affiliates whatsoever; or (ii) alter, amend or otherwise modify any obligation of Entergy or Enexus under the Separation Agreement.

     2.5 Application of Resources. Unless otherwise expressly required under the terms of any relevant Schedule hereto or the Separation Agreement, or otherwise agreed to by the Parties in writing, in providing the Services, Service Provider or its Affiliates shall not be obligated to: (i) expend funds and other resources beyond levels that would be customary and reasonable for any other nationally recognized service provider to perform services that are similar to the relevant Services; (ii) maintain the employment of any specific employee or subcontractor; (iii) purchase, lease or license any additional (measured as of the even date hereof) equipment or materials (expressly excluding any renewal or extension of any leases or licenses required for Service Provider to perform the relevant Services during the relevant Services Term); or (iv) pay any of Service Recipient’s costs related to its or any of its Affiliates’ receipt of the Services.
     2.6 Performance of Services. Subject to the other terms (i) in this Agreement setting forth and circumscribing Service Provider’s performance obligations hereunder (including in Sections 2.1, 2.2, 2.3, 2.5, 2.7, 2.8, 2.9 and 6, and (ii) in the relevant Schedules hereto, each Service Provider shall perform, or cause the applicable members of its Group to perform, the Services required to be provided by it hereunder in a manner specifically described in the relevant Schedules hereto, or, to the extent not so described in such Schedules, in a manner that is substantially the same in nature, accuracy, quality, completeness, timeliness, responsiveness and efficiency with how such relevant Services have been rendered to the Non-Utility Nuclear Business by Entergy (or any of its Affiliates) prior to the Effective Time.
     2.7 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and agree that notwithstanding anything to the contrary herein, each Service Provider may make changes from time-to-time in the manner of performing the Services if such Service Provider is making similar changes in performing similar services for itself and/or its Affiliates; provided that Service Provider must provide Service Recipient with at least thirty (30) days prior written notice of such changes.
     2.8 Omitted Services; Additional Services; Extension of Services Terms.
     (a) Omitted Services. If, after the Distribution Date and prior to 90 days after the Distribution Date, a Party identifies a service that the other Party (or a member of such other Party’s Group) previously provided to such first Party (or any of its Subsidiaries) prior to the Distribution Date, but such service was inadvertently omitted from inclusion in the Services to be received by such first Party under this Agreement (an “Omitted Service”), then, upon the prior written consent of the Party that would be Service Provider of such Omitted Service (which consent shall not be unreasonably withheld), such Omitted Service shall be added and considered as part of the Services to be provided by such Service Provider. The Parties shall cooperate and act in good faith to reach agreement on the fees and other specific terms and conditions applicable to such Omitted Service, provided that if such Omitted Service is substantially similar to any other Service provided by Services Provider under this Agreement, such fees and other specific terms and conditions shall be substantially similar to the fees and other specific terms and conditions applicable to such other Services. Upon the Parties agreement on the fees and other specific terms and conditions applicable to an Omitted Service, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such Omitted Service and the agreement upon the related fees and other specific terms and conditions applicable thereto.

     (b) Additional Services; Extension of Services Terms. In the event that the Parties identify and agree upon (i) an additional service to be provided under this Agreement, as well as the related fees and other specific terms and conditions applicable thereto (an “Additional Service”), or (ii) an extension of any particular Service Term for any Service, as well as the related fees and other specific terms and conditions applicable thereto, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such Additional Service or extension, and the agreed upon related fees and other specific terms and conditions applicable thereto.
     2.9 Impracticability. Subject to the provisions of Section 2.10, Service Provider shall not be required to provide any Service to the extent: (a) that the performance of the Services would (i) require Service Provider or any of its Affiliates to violate any applicable Laws (including any applicable codes or standards of conduct established by any other Governmental Entity with respect to their activities subject to the jurisdiction of such other Governmental Entity) or any internal policy reasonably adopted in order to comply with any applicable Laws; (ii) result in a material breach of any software license, lease, or other Contract; or (iii) require prior approval of a Governmental Entity (except to the extent such approval has already been obtained); or (b) provided under Section 15.20.
     2.10 Cooperation. In the event that there is nonperformance of any Service as a result of (i) a Force Majeure event described in Section 15.20, or (ii) impracticability pursuant to Section 2.9, the Parties agree to work together in good faith to arrange for an alternative means by which the applicable Service Recipient may obtain, at its sole cost and expense, the Service so affected. The Parties and the members of their respective Groups shall cooperate with each other in connection with the performance of the Services, including producing on a timely basis all Contracts, documents and other information that is reasonably requested with respect to the performance of Services; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and the members of their respective Groups; and provided, further, however the Party requesting cooperation shall pay all reasonable out-of-pocket costs and expenses incurred by the Party or any members of its Group furnishing such requested cooperation, unless otherwise expressly provided in this Agreement or the Separation Agreement.
3. Compensation.
     3.1 Compensation for Entergy Services. In consideration of Entergy’s performance of the Entergy Services, Enexus hereby agrees to pay to Entergy an amount equal to (a) the cost of such Entergy Services, computed in accordance with applicable rules and regulations and consistent with applicable requirements of the Federal Energy Regulatory Commission plus (b) a charge of 5% of such cost. The cost of Entergy Services under (a) above shall include direct charges and Enexus’ pro rata share of certain of Entergy’s costs and shall be determined as outlined in Schedule D attached hereto.
     3.2 Compensation for Enexus Services. In consideration of Enexus’ performance of the Enexus Services, Entergy hereby agrees to pay to Enexus an amount equal to the lower of the fully allocated cost or the market price of providing such Enexus Services. The cost of Enexus

Services under this Section 3.2 shall include direct charges and Entergy’s pro rata share of certain of Enexus’ costs and shall be determined as outlined in Schedule D attached hereto.
     3.3 Payment. On or before the 15 days after the end of each calendar month the Service Provider shall render to the Service Recipient a bill for Services provided in the previous month. The Parties shall net such amounts against each other, and the Party having a balance owed to the other Party shall deposit the amount owed into the other Party’s bank account on or before the 10th day following the rendering of such bill (“Due Date”). All payments shall be by wire transfer to the account notified in writing by the Service Provider to the Service Recipient.
4. Services Term; Termination.
     4.1 Services Term. The performance of the Services shall commence on the Distribution Date and, unless earlier terminated pursuant to Section 4.2 or 4.3, shall terminate on the earlier of (i) the first anniversary of the Distribution Date, or (ii) such earlier date as may be expressly provided for in the relevant Schedule hereto (the “Services Term”).
     4.2 Termination. This Agreement or any specific Service, as specified below in this Section 4.2, may be terminated prior to the expiration of the relevant Services Term only as follows:
     (a) with respect to any or all Entergy Services, by Enexus by giving a termination notice to Entergy, provided that (i) the termination will be effective on the date mutually agreed by the Parties to be the effective date of such termination or, if the Parties are unable to or have not agreed (for any reason whatsoever) on the effective date within 10 days of receipt of the termination notice by Entergy, ninety (90) days after the date on which such termination notice is received by Entergy, and (ii) Enexus shall reimburse Entergy for any and all costs and expenses incurred by Entergy or any of its Affiliates as a result of such early termination by Enexus, including Demobilization Costs incurred in order to terminate or reduce the level of services provided by third parties under Contracts with Entergy or any of its Affiliates, which services are affected by such early termination, such reimbursement to be due and payable on the Due Date following Entergy’s receipt of any invoice from Entergy with respect to such costs and expenses, or, if there are no more Due Dates, within thirty (30) days of Enexus’ receipt of such invoice;
     (b) with respect to any or all Enexus Services, by Entergy by giving a termination notice to Enexus, provided that (i) the termination will be effective on the date mutually agreed by the Parties to be the effective date of such termination or, if the Parties are unable to or have not agreed (for any reason whatsoever) on the effective date within ten (10) days of receipt of the termination notice by Enexus, ninety (90) days after the date on which such termination notice is received by Enexus, and (ii) Entergy shall reimburse Enexus for any and all costs and expenses incurred by Enexus or any of its Affiliates as a result of such early termination by Entergy, including Demobilization Costs incurred in order to terminate or reduce the level of services provided by third parties under Contracts with Enexus or any of its Affiliates, which services are affected by such early termination, such reimbursement to be due and payable on the Due Date following Entergy’s receipt of any invoice from Enexus with respect to such costs and expenses, or, if there are no more Due Dates, within thirty (30) days of Entergy’s receipt of such invoice;

     (c) with respect to any Services that are adversely affected by a breach, by the non-breaching Party if the other Party fails to observe or perform in any material respect any term, obligation, or condition of this Agreement and the defaulting Party does not cure such failure within thirty (30) days after written demand by the first Party, provided that if the defaulting Party begins promptly and diligently to cure such breach in accordance with this provision and such breach is not capable of being cured within such 30-day period, the defaulting Party shall have up to an additional thirty (30) days to cure such breach if it demonstrates that it is reasonably capable of curing such breach within such additional 30-day period;
     (d) with respect to the entire Agreement, by either Party if the other Party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or rearrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other Party and is not dismissed within thirty (30) days after the filing, or if a receiver or trustee is appointed for all or a material portion of the property or assets used by the other Party to perform Services hereunder; or
     (e) with respect to any Services that are adversely affected by a Force Majeure, by either Party if Service Provider fails to perform in any material respect its obligation to perform such Services as a result of circumstances of Force Majeure and such Force Majeure continue to exist for at least sixty (60) consecutive days.
     4.3 Rights and Obligations Upon Termination. Upon expiration of the Services Term or in the event of a termination pursuant to Section 4.2, no Party, nor any of its Affiliates, shall have any liability or further obligation to any other Party or any of its Affiliates pursuant to this Agreement, except: (i) that the provisions of Sections 3 (to the extent of amounts accrued thereunder through the date of such expiration or termination), 4, 5, 6, 9, 11, 12, 13, 14 and 15 shall survive any such expiration or termination and not be extinguished thereby; and (ii) any Party nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other Party of any agreement, covenant, representation, warranty, or indemnity contained in this Agreement that occurs prior to such expiration or termination.
     4.4 Demobilization Costs. In the event of a termination of some or all of the Services in accordance with Section 4.2(a) or 4.2(b), the relevant Service Recipient shall reimburse the relevant Service Provider for all reasonable demobilization costs actually incurred by the Service Provider as a result of a reduction in or termination of Services pursuant to Section 4.2(a) or 4.2(b), as the case may be, up to an amount not to exceed $                     (the “Demobilization Costs”). The Service Provider shall use all reasonable efforts to minimize the incurrence of such Demobilization Costs. For the avoidance of doubt, Demobilization Costs shall include those types of costs specified on Schedule C.
5. Return of Leased Property or Licensed Software. Service Recipient shall be liable for all costs and expenses incurred by Service Provider or any of its Affiliates resulting from any delay or failure of Service Recipient to return to Service Provider or any licensor, as applicable, any leased property or licensed software that is included as part of the Services provided to such Service Recipient upon (i) the termination of the relevant Services as provided herein, or (ii) the expiration of the term of the applicable lease or license, provided that Services Provider has provided Service Recipient with at least sixty (60) days prior written notice of such expiration.
6. Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.6, SECTION 15.22, OR OTHERWISE IN ANY SCHEDULE HERETO, EACH PARTY ACKNOWLEDGES AND AGREES (I) THAT ALL SERVICES ARE PROVIDED BY SERVICE PROVIDER ON AN “AS IS” BASIS, AND (II) THAT NEITHER SERVICE PROVIDER NOR ANY MEMBER OF ITS GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER STATUTORY, EXPRESS, OR IMPLIED, TO SERVICE RECIPIENT OR ANY OF ITS SUBSIDIARIES WITH RESPECT TO THE SERVICES, ANY EQUIPMENT OR MATERIALS PROVIDED UNDER THIS AGREEMENT, OR OTHERWISE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.
7. Effective Time. This Agreement shall be effective as of the Effective Time.
8. Internal Controls and Procedures. In addition to the record retention requirements of the Separation Agreement, with respect to the Services for which each Service Provider is responsible, such Service Provider shall maintain and comply with such internal controls and procedures as are necessary to comply with the Sarbanes-Oxley Act of 2002 or as otherwise agreed by the Parties to be implemented by the Parties to comply with internal controls and procedures or applicable Law. In the event a Service Recipient requires a change to the internal controls or procedures, or requires the implementation of additional internal controls or procedures, related to the Services required to be provided to such Service Recipient in order for such Service Recipient to comply with changes to applicable Law, Service Provider shall change or add to such Service Provider’s internal controls or procedures related to such Services as reasonably requested by such Service Recipient; provided, however, in connection with a Service Provider changing or adding to internal controls or procedures as required by the foregoing, Service Recipient shall pay for any and all additional costs and expenses associated with the implementation or maintenance of the applicable change or addition; provided, further, however, that if such change or addition is required for the compliance by both Parties with a Law applicable to both Parties, the Parties shall negotiate in good faith an equitable sharing of the costs and expenses associated with such change or addition.
9. Books and Records; Audits.
     9.1 Books and Records. Each Party shall keep and maintain books, records, accounts and other documents sufficient to reflect accurately and completely the transactions conducted, and all associated costs incurred, pursuant to this Agreement. Such records shall include receipts, invoices, memoranda, vouchers, inventories, timesheets and accounts pertaining to the Services, as well as complete copies of all contracts, purchase orders, service agreements and other such arrangements entered into in connection therewith.
     9.2 Audit of Performance. Each Party shall have access to and the right to inspect all records maintained by the other Party directly related to the Services, as is reasonably necessary for the purposes of verifying the other Party’s compliance with this Agreement, including auditing and verifying costs or expenses claimed to be due and payable hereunder. Such access shall be available at reasonable times on Business Days during business hours and under reasonable conditions with a minimum of at least ten (10) days prior written notice. Each Party shall keep and preserve all such records for a period of at least five (5) years from and after end of the relevant Services Term; provided that this Section 9.2 does not preclude a Party from preserving such records for a longer period pursuant to such Party’s records management programs, policies or procedures.
     9.3 Audit Assistance. Each Party and its Subsidiaries (each an “Audited Party”) are or may be subject to audit by Governmental Entities, the Audited Party’s third party or internal auditor, the Audited Party’s customers, other Persons that are parties to contracts with the Audited Party, in each case pursuant to applicable Law, contractual provision, or request of the Audited Party’s board of directors (or its audit committee) (each an “Auditing Entity”). If an Auditing Entity exercises its right to audit an Audited Party’s books, records, documents, accounting practices or procedures, internal controls and procedures, or operational, financial or legal practices and procedures, and such audit relates to the Services required to be provided to, or from, the Audited Party hereunder, upon written request of the Audited Party, the other Party shall, within a reasonable period of time, provide, at the sole cost and expense of the Audited Party, all assistance, records and access reasonably requested by the Audited Party in responding to such audits (including documents related to testing methodologies, test results, audit reports of significant findings, and remediation plans with respect to any deficiencies with respect to such other Party’s internal controls or procedures, and work papers of such other Party’s third party or internal auditor that relate to the matter being subject of such audit), to the extent that such assistance, records or access is within the reasonable control of such other Party. If an audit report of an Audited Party’s third party or internal auditor relating to such audit identifies any deficiencies in the other Party’s internal controls and procedures directly related to a Service provided to the Audited Party, the other Party shall, at the sole cost and expense of the Audited Party, implement such reasonable changes to such Service to correct such deficiencies to ensure compliance with applicable Law in connection with such Service; provided, however, that if such correction is required for the compliance by both Parties with a Law applicable to both Parties, the Parties shall negotiate in good faith an equitable sharing of the costs and expenses associated with such correction.
10. Compliance with Laws and Governmental Requirements. Each Party shall be responsible for compliance with all Laws affecting its Business. Each Service Recipient shall be responsible for any use such Service Recipient may make of the Services to assist it in complying with applicable Laws. Each Service Provider shall comply with (i) all Laws applicable to the provision by it of the Services hereunder; and (ii) the accounting and reporting requirements of any Governmental Entity having jurisdiction over it or any member of its Group with respect to their respective activities related to such Service Provider’s performance of the Services.

11. Indemnification; Remedy and Limitation of Liability.
     11.1 Indemnity by Service Provider.
          (a) Service Provider indemnifies Service Recipient, including its Subsidiaries, personnel, officers, directors, employees and agents (“Indemnified Party”) for all claims, charges, complaints, expenses (including reasonable attorneys’ fees), losses, liabilities, or damages of any kind whatsoever (including employment and benefit claims) brought by or payable to Service Provider’s own employees or contractors providing Services on Service Provider’s behalf that arise out of the Services provided by the Service Provider pursuant to this Agreement, except (i) in instances that constitute Willful Misconduct or Gross Negligence by the indemnified party; and (ii) instances involving intentional torts such as discrimination, harassment, defamation or other intentional torts by any employee, agent or other representative of an Indemnified Party.
          (b) Service Provider indemnifies each Indemnified Party for all claims by the Indemnified Party arising out of Service Provider’s acts or omissions of Service Provider’s own employees, subsidiaries or contractors providing Services on Service Provider’s behalf that constitute Willful Misconduct or Gross Negligence; provided that, notwithstanding any other provisions of this Agreement, no such act or omission shall constitute Willful Misconduct or Gross Negligence to the extent that it does not cause or result in a breach of Section 2.6. The indemnity provided pursuant to this subsection (b) excludes claims arising out of nuclear incidents or nuclear energy hazards and is capped at the total of net payments for services received by Service Provider from Service Recipient during the 6 month period preceding the event giving rise to indemnification.
     11.2 Defense of Indemnified Claims.
          (a) If either Entergy or Enexus, or any other person entitled to indemnification pursuant to any indemnification covenant contained in this Agreement (an “Indemnitee”) receives notice of any claim, or of the commencement of any action or proceeding with respect to which either Entergy or Enexus is obligated to provide indemnification (the “Indemnitor”), the Indemnitee shall promptly give the Indemnitor written notice of such claim, action or proceeding. The notice shall specify, if known, the amount or an estimate of the amount of liability arising from the claim, action or proceeding.
          (b) The Indemnitee shall permit the Indemnitor to assume the defense of any such claim, action or proceeding; provided that counsel for the Indemnitor, who shall conduct the defense of the claim, action or proceeding, shall be approved by the Indemnitee, whose approval shall not be unreasonably withheld. Notwithstanding the foregoing, (i) if the Indemnitee reasonably determines that there may be a conflict between the positions of the Indemnitor and the Indemnitee in connection with the claim, action, or proceeding, or that there may be legal defenses available to the Indemnitee different from or in addition to those available to the Indemnitor, then counsel for the Indemnitee shall be entitled to conduct a defense to the extent reasonably necessary to protect the interests of the Indemnitee, and (ii) in any event, the Indemnitee shall be entitled, at its own cost and expense, to have Indemnitee’s counsel participate in, though not conduct, the defense.

          (c) The Indemnitor shall not, except with the consent of each Indemnitee, consent to the entry of any judgment, or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnitee a release from all liability in respect of the claim, action or proceeding. The Indemnitee shall not settle or compromise any claim, action or proceeding for which it asserts a right to indemnification without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.
     11.3 Remedy. If Service Provider breaches Section 2.6, Service Recipient may at its option require Service Provider to correct or re-perform such Services at Service Provider’s sole cost; provided that the cost of such correction or re-performance to be borne by Service Provider shall be capped at the total of net payments for Services received by Service Provider during the 6 month period preceding the event giving rise to correction or re-performance, and any additional cost shall be borne by Service Recipient. Service Recipient’s right to require such correction or re-performance and any liability under Service Provider’s indemnification obligations, shall be the exclusive remedies available to Service Recipient where Service Recipient is not enforcing its rights, if any, to terminate this Agreement, and shall be in lieu of any claim for monetary damages.
     11.4 Limitation on Liability. Neither Party, nor any of its Subsidiaries, agents, subcontractors, representatives, employees, officers, or directors, shall be liable under this Agreement to the other Party, or the other Party’s Subsidiaries, agents, subcontractors, or customers, for any indirect, special, punitive, incidental or consequential damages arising out of, or in any way related to, the services provided under this Agreement, including, without limitation, (1) any alleged breach of fiduciary duty, (2) loss of profits or business opportunities, (3) damages suffered as a result of the loss of the use of the Facilities or equipment, (4) cost of purchased or replacement power (including any differential in fuel costs), (5) cost of capital, (6) damage to reputation, (7) damage to credit worthiness or credit standing, or (8) diminution of stock price or value, with respect to any claim based on or in any way connected with this Agreement, whether arising in contract (including, without limitation, breach of warranty), tort (including, without limitation, negligence, strict liability or breach of fiduciary duty), under the laws of real property, or under any other legal or equitable theory and regardless as to whether either or both of the Parties knew or should have known of the possibility of such damages.
12. Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Dispute”), shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement; provided, however, (i) any references to “Agreement” or “Agreement Disputes” in such Article IX as incorporated herein shall be deemed to be references to this Agreement and Agreement Disputes as defined in this Agreement; (ii) the last sentence of Section 9.1(a) of the Separation Agreement (i.e., a dollar threshold for recourse with respect to “Agreement Disputes”) shall not be incorporated by reference into, or have any effect with respect to, this Agreement; and (iii) the provisions of Section 9.12 of the Separation Agreement (Limitation on Actions) shall be revised to read as follows for purposes of this Agreement:

“Notwithstanding anything to the contrary in this Agreement, no Action shall be commenced (including the dispute resolution procedures set forth in this Article IX) by a Party against the other Party asserting any claim arising from (i) breach of any obligation of such other Party to perform a Service under this Agreement more than one hundred and eighty (180) days after such first Party acquires, or reasonably should have acquired, knowledge of such breach, or (ii) breach of any other obligation of such other Party under this Agreement more than 12 months after such first Party acquires, or reasonably should have acquired, knowledge of such breach; provided, however, regardless of such first Party’s knowledge of the facts giving rise to its claim based on a breach of this Agreement, no Action shall be commenced by such first Party against the other Party more than 36 months after the occurrence of the initial event giving rise to such claim for such breach (it being understood that if no such Action is commenced within such 180-day period, 12-month period, or 36-month periods, as applicable, the breaching Party shall be discharged from liability for such breach).”
13. Property Rights. The Parties acknowledge and agree that nothing in this Agreement is intended to transfer any right, title, or interest in and to any tangible, intangible, real or personal property (including any and all intellectual property rights). Notwithstanding any materials, deliverables, or other products that may be created or developed by Service Provider or its Affiliates from the date hereof through the expiration or termination of the Services Term, Service Provider does not hereby convey, nor does Service Recipient or any of its Subsidiaries hereby obtain, any right, title, or interest in or to any of Service Provider’s or any of its Affiliates’ equipment, materials, deliverables, products, or any other rights or property used to provide the Services. All customer and personnel data, files and input and output materials and the media upon which they are located that are supplied by Service Recipient or any of its Affiliates in connection with this Agreement shall remain Service Recipient’s or such Subsidiary’s property, respectively, and Service Provider shall not have any rights or interests with respect thereto.
14. Confidentiality.
     14.1 Nondisclosures, Restricted Data and Safeguards Information.
          (a) Each Party (the “Receiving Party”) shall maintain the confidentiality of all proprietary, non-public data and information relating to the business affairs of the other Party (the “Disclosing Party”) which the Receiving Party may have access to or receive from it. The Receiving Party shall treat all data, reports and other written documents developed by the Disclosing Party and provided to it as part of the services pursuant to this Agreement as the proprietary information of the Disclosing Party. The Receiving Party shall not publish or otherwise disclose to anyone outside of the Disclosing Party except to the Receiving Party’s affiliates, and its and their agents, subcontractors, attorneys or consultants who are under obligations of confidentiality, without the prior written consent of the Disclosing Party, and the Receiving Party shall not use (other than in connection with the performance by the Receiving Party and its affiliates and subcontractors of its obligations under this Agreement), any of the proprietary, non-public information provided to it by the Disclosing Party.
          (b) Each Party agrees that, unless otherwise required by law, it will not permit any person to have access to Restricted Data of the other Party, as defined in 42 U.S.C. §

2014(y), until and unless the Federal Office of Personnel Management shall have made an investigation and report to the NRC on the character, associations and loyalty of such person and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security
          (c) Notwithstanding any other provision of this Agreement, any access to Safeguards Information, as defined in 10 C.F.R. § 73.2, shall be subject to the limitations and conditions of 10 C.F.R. § 73.21. Both Parties agree that any information provided under this Agreement will not be used or controlled in a manner that would (1) compromise any part of the safeguards plans for the Facilities, or (2) otherwise be in contravention of applicable Laws.
     14.2 Notification. The Parties further agree to notify each other of any requests by a third party, including any regulatory body, for the disclosure of any information to be treated as confidential pursuant to this Section 14 and to reasonably cooperate with each other in attempting to preserve the confidentiality of such information to the greatest extent consistent with applicable court orders, laws or regulations.
     14.3 Permitted Disclosures. Notwithstanding anything to the contrary herein, neither Party nor the employees of either of them shall be restricted in any way from providing safety or other information to the NRC on matters within the NRC’s regulatory responsibilities or from disclosing information to the extent required for compliance with applicable Laws, participation in the Electric Utility Cost Group or PL-113. The Parties shall also be entitled to disclose the terms of this Agreement to financial institutions or insurance and bonding companies to the extent necessary to secure and enforce any insurance and other financial protection maintained by a Party in connection with the Services it provides under this Agreement.
15. Miscellaneous.
     15.1 Complete Agreement; Construction. This Agreement, including the Schedules attached to the body of this Agreement, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule hereto, the terms and conditions of such Schedule shall control. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement or any other Ancillary Agreement, the terms and conditions of this Agreement shall control.
     15.2 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as expressly provided in Section 7, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, execution by original signature.

     15.3 Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
     15.4 Expenses. Except as otherwise expressly provided in this Agreement, the Parties agree that all out-of-pocket fees and expenses incurred and directly related to the transactions contemplated hereby shall be borne and paid by the Person incurring such cost or Liability.
     15.5 Notices. All notices, requests, claims, demands and other communications under this Agreement, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next following Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15.5):
To Entergy:
Entergy Corporation

Attn: General Counsel
Facsimile:
To Enexus:
Enexus Energy Corporation

Attn: General Counsel
Facsimile:
     15.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
     15.7 Amendments. Subject to the terms of Section 15.10, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
     15.8 Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment, the assigning Party shall be released from all of its obligations under this

Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.
     15.9 Successors and Assigns. Subject to Section 15.8, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
     15.10 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and abandoned at any time prior to the Effective Time by and in the sole discretion of Entergy without the approval of Enexus or the stockholders of Entergy. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except (i) by an agreement in writing signed by each of the Parties, or (ii) as expressly provided for in this Agreement.
     15.11 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date.
     15.12 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
     15.13 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     15.14 Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
     15.15 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.
     15.16 Consent to Jurisdiction. Subject to the provisions of Section 12, each of the Parties irrevocably submits to the exclusive jurisdiction of any court sitting in New Castle County, Delaware (the “Delaware Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 12 or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Delaware Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 15.5 shall be effective service of process for any action, suit or proceeding in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 15.16. Each of the

Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     15.17 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 12, (ii) provisional or temporary injunctive relief in accordance therewith in any Delaware Court, and (iii) enforcement of any such award of an arbitral tribunal or a Delaware Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.
     15.18 Waiver of Jury Trial. SUBJECT TO SECTIONS 12, 15.16 AND 15.17 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.18.
     15.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     15.20 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

     15.21 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     15.22 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.
     15.23 References; Interpretations. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires:
          (i) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;
          (ii) references in this Agreement to Sections and Schedules shall be deemed references to Sections of, and Schedules attached to, this Agreement; and
          (iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement.
     15.24 Status of Service Provider as Independent Contractor. Each Service Recipient expressly acknowledges that each Service Provider, its Affiliates, and each of their respective employees, agents, subcontractors and representatives are “independent contractors,” and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, joint venture or other similar relationship between any Service Recipient and Service Provider, its Affiliates, or each of their respective employees, agents, subcontractors and representatives. In addition, each Service Provider shall have the authority and responsibility to elect the means, manner and method of performing the Services required to be provided by it under this Agreement. This Agreement shall not be interpreted or construed to create an association, joint venture, partnership, or agency between the Parties or to impose any partnership or fiduciary obligation or related liability upon any Party.
[Signature Page Follows]

          IN WITNESS WHEREOF, the Parties caused this Transition Services Agreement to be duly executed as of the day and year first above written.

ENTERGY CORPORATION

By:
Name:
Title:

ENEXUS ENERGY CORPORATION

By:
Name:
Title: